Exhibit 99.1

NEWS RELEASE

Visteon Reports Strong 2016 Financial Results, Driven by Record Performance

•	Solid 2016 financial performance – total Visteon

•	Sales of $3,161 million ($816 million in fourth quarter)

•	Net income of $75 million, including $49 million of restructuring expense, $24 million of other net expense and $40 million loss from discontinued operations ($2 million net income in fourth quarter)

•	Net cash generated from operating activities of $120 million ($82 million in fourth quarter)

•	Total cash and equivalents of $882 million; total debt of $382 million

•	Record 2016 performance for Electronics Product Group

•	Sales of $3,107 million ($803 million in fourth quarter)

•	Adjusted EBITDA of $346 million ($98 million in fourth quarter)

•	Adjusted free cash flow of $167 million ($79 million in fourth quarter)

•	All-time-high order backlog of $16.5 billion

•	Legacy business transactions largely completed

•	Other operations sales total $54 million in 2016 – all legacy Climate operations exited by year-end 2016

•	Discontinued operations sales total $45 million in 2016 – all legacy interiors operations sold by year-end 2016

•	Earned record new business awards (lifetime revenue) of $5.4 billion in 2016 – $1.1 billion more than 2015

•	Announced new $400 million share repurchase authorization

VAN BUREN TOWNSHIP, Mich., Feb. 23, 2017 — Visteon Corporation (NYSE: VC) today announced strong full-year 2016 results, reporting net income attributable to Visteon of $75 million, or $2.12 per diluted share, including $49 million of restructuring expense, $24 million of other net expense and $40 million of net loss associated with discontinued operations.

Full-year sales were $3,161 million, a decrease of $84 million compared with 2015, primarily attributable to the sale of an interiors European facility in 2015. Net cash provided from operating activities was $120 million for full year 2016.

In 2016, global vehicle manufacturers awarded Visteon new business of $5.4 billion in lifetime revenue. Fourth-quarter wins totaled $1.3 billion. The ongoing backlog, defined as cumulative remaining life-of-program booked sales, was approximately $16.5 billion as of Dec. 31, 2016, up from $14.9 billion in 2015, an increase of 11 percent.

“We finished the year very strong and delivered exceptional financial results in 2016, a year in which we transformed Visteon into a leading player in the cockpit electronics segment,” said Visteon President and CEO Sachin Lawande. “We returned $2.2 billion in capital to investors during the year, while making significant progress on our strategic priorities, including winning $5.4 billion in new business – primarily in China and Western Europe – and executing a record 59 product launches.”

Lawande added: “As the shift toward the all-digital cockpit gains momentum, we are very well-positioned to capitalize on opportunities as the only pure-play automotive cockpit electronics supplier. Our focus, strong balance sheet and broad product and technology portfolio place us in a formidable position to deliver industry-leading performance for our shareholders, customers and employees. Our $16.5 billion business backlog provides a solid foundation to execute our five-year plan and grow sales to $4.7 billion by 2021.”

Fourth Quarter in Review

Total Visteon

Sales for the fourth quarter of 2016 were $816 million, an increase of $7 million from $809 million for the same quarter a year earlier. Gross margin was $129 million, compared with $114 million for the same period in 2015. Selling, general and administrative (SG&A) expenses were $57 million for the fourth quarter of 2016, compared with $63 million a year earlier.

Net income attributable to Visteon was $2 million, or $0.06 per diluted share in 2016. This included $27 million of restructuring, $8 million of other expense and $25 million of loss from discontinued operations.

Electronics

Sales totaled $803 million, an increase of $28 million from the fourth quarter of 2015. The year-over-year improvement was primarily related to increased production volumes and new business. On a regional basis, Asia accounted for 41 percent of sales, Europe 31 percent, North America 27 percent and South America 1 percent.

Gross margin was $131 million, compared with $118 million a year earlier. Adjusted EBITDA, a non-GAAP measure as defined below, was $98 million, compared with $83 million in 2015. The improvement in gross margin and adjusted EBITDA was driven by increased production volumes, new business and favorable currency.

Other

Sales totaled $13 million, a decrease of $17 million from the fourth quarter of 2015. The decrease largely reflects the sale of the German interiors facility in the fourth quarter of 2015. Gross margin included a loss from legacy climate and interiors operations of $2 million in 2016 and $4 million in 2015.

All facilities included in Other operations and in discontinued operations were either sold or closed by year-end. Visteon does not expect to record sales or adjusted EBITDA related to these operations in the future. The company projects that the majority of remaining cash settlements related to its legacy agreements will occur in the first half of 2017.

Cash and Debt Balances

As of Dec. 31, 2016, Visteon had cash and equivalents of $882 million, including $4 million of restricted cash. Total debt as of Dec. 31, 2016, was $382 million.

For the fourth quarter of 2016, Visteon generated $82 million of cash from operations, including $24 million of climate-related restructuring and other professional fees, compared with $64 million in the same period a year earlier. Capital expenditures in the quarter were $19 million, compared with $36 million in the fourth quarter of 2015. Cash flows for both periods included results related to discontinued operations.

Visteon generated $86 million of cash from operations related to Electronics in the fourth quarter. Electronics capital expenditures totaled $20 million, and adjusted free cash flow, a non-GAAP measure as defined below, for Electronics totaled $79 million in the quarter.

Share Repurchase

During 2016, Visteon entered into accelerated stock buyback programs with a third-party financial institution to purchase shares of common stock for an aggregate purchase price of $500 million. Under these programs, Visteon purchased 7,190,506 shares at an average price of $69.48. As of Dec. 31, 2016, the company had 33.2 million diluted shares of common stock outstanding.

On Jan. 10, 2017, Visteon’s board of directors authorized $400 million of share repurchase of its shares of common stock through March 31, 2018.

Full-Year 2017 Outlook

Visteon projects Electronics Product Group 2017 sales of $3.1 billion to $3.2 billion. Adjusted EBITDA for the Electronics Product Group is projected in the range of $355 million to $370 million. Adjusted free cash flow for the Electronics Product Group is projected in the range of $165 million to $180 million.

About Visteon

Visteon is a global company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of instrument clusters, head-up displays, information displays, infotainment, audio systems, telematics and SmartCore™ cockpit domain controllers. Visteon also supplies embedded multimedia and smartphone connectivity software solutions to the global automotive industry. Headquartered in Van Buren Township, Michigan, Visteon has approximately 10,000 employees at more than 40 facilities in 19 countries. Visteon had sales of $3.16 billion in 2016. Learn more at www.visteon.com.

Conference Call and Presentation

Today, Thursday, Feb. 23, at 9 a.m. ET, the company will host a conference call for the investment community to discuss the quarter’s results and other related items. The conference call is available to the general public via a live audio webcast.

The dial-in numbers to participate in the call are:

U.S./Canada: 866-411-5196

Outside U.S./Canada: 970-297-2404

(Call approximately 10 minutes before the start of the conference.)

The conference call and live audio webcast, the financial results news release, related presentation materials and other supplemental information will be accessible through Visteon’s website at www.visteon.com.

A replay of the conference call will be available through the company’s website or by dialing 855-859-2056 (toll-free from the U.S. and Canada) or 404-537-3406 (international). The conference ID for the phone replay is 66413145. The phone replay will be available for one week following the conference call.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2016).

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2016. New business wins and rewins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates.

Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for 2017 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Follow Visteon:

Contacts:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bill Robertson

734-710-8349

william.robertson@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, Dollars in Millions, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2016	2015	2016	2015
Sales	$816	$809	$3,161	$3,245
Cost of sales	687	695	2,697	2,815

Gross margin	129	114	464	430
Selling, general and administrative expenses	57	63	220	245
Restructuring expense	27	18	49	36
Interest expense, net	2	1	12	14
Equity in net (loss) income of non-consolidated affiliates	(1)	(1)	2	7
Loss on debt extinguishment	—	—	—	5
Loss on divestiture	—	105	—	105
(Loss) gain on non-consolidated affiliate transactions	(1)	—	—	62
Other expense, net	7	10	24	25

Income (loss) from continuing operations before income taxes	34	(84)	161	69
Provision (benefit from) for income taxes	3	(16)	30	27

Net income (loss) from continuing operations	31	(68)	131	42
Net (loss) income from discontinued operations, net of tax	(25)	92	(40)	2,286

Net income (loss)	6	24	91	2,328
Net income attributable to non-controlling interests	4	3	16	44

Net income attributable to Visteon Corporation	$2	$21	$75	$2,284

Earnings (loss) per share data:
Basic earnings (loss) per share
Continuing operations	$0.82	$(1.75)	$3.28	$0.52
Discontinued operations	(0.76)	2.27	(1.14)	53.48

Basic earnings per share attributable to Visteon Corporation	$0.06	$0.52	$2.14	$54.00

Diluted earnings (loss) per share
Continuing operations	$0.81	$(1.75)	$3.25	$0.51
Discontinued operations	(0.75)	2.27	(1.13)	52.12

Diluted earnings per share attributable to Visteon Corporation	$0.06	$0.52	$2.12	$52.63

Average shares outstanding (in millions)
Basic	33.1	40.6	35.0	42.3
Diluted	33.5	40.6	35.4	43.4

Comprehensive income (loss):
Comprehensive (loss) income	$(65)	$119	$41	$2,424
Comprehensive (loss) income attributable to Visteon Corporation	$(64)	$116	$32	$2,393

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, Dollars in Millions)

	December 31	December 31
	2016	2015
ASSETS
Cash and equivalents	$878	$2,728
Short-term investments	—	47
Restricted cash	4	8
Accounts receivable, net	505	502
Inventories, net	151	187
Other current assets	170	581

Total current assets	1,708	4,053
Property and equipment, net	345	351
Intangible assets, net	129	133
Investments in non-consolidated affiliates	45	56
Other non-current assets	146	88

Total assets	$2,373	$4,681

LIABILITIES AND EQUITY
Distribution payable	$15	$1,751
Short-term debt, including current portion of long-term debt	36	37
Accounts payable	463	482
Accrued employee liabilities	103	132
Other current liabilities	294	370

Total current liabilities	911	2,772

Long-term debt	346	346
Employee benefits	303	268
Deferred tax liabilities	20	21
Other non-current liabilities	69	75

Stockholders’ equity
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	1,327	1,345
Retained earnings	1,269	1,194
Accumulated other comprehensive loss	(233)	(190)
Treasury stock	(1,778)	(1,293)

Total Visteon Corporation stockholders’ equity	586	1,057
Non-controlling interests	138	142

Total equity	724	1,199

Total liabilities and equity	$2,373	$4,681

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS 1

(Unaudited, Dollars in Millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2016	2015	2016	2015
OPERATING
Net income (loss)	$6	$24	$91	$2,328
Adjustments to reconcile net income to net cash provided from operating activities:
Loss (gain) on Climate Transaction	—	8	2	(2,324)
Gain on non-consolidated affiliate transactions	1	—	—	(62)
Depreciation and amortization	22	22	84	169
Losses on divestitures and impairments	18	104	22	121
Equity in net income of non-consolidated affiliates, net of dividends remitted	1	1	(1)	1
Non-cash stock-based compensation	2	1	8	8
Loss on debt extinguishment	—	—	—	5
Other non-cash items	9	2	24	6
Changes in assets and liabilities:
Accounts receivable	(34)	8	(19)	1
Inventories	15	9	30	(20)
Accounts payable	35	(15)	(10)	33
Accrued income taxes	(24)	(129)	(63)	6
Other assets and other liabilities	31	29	(48)	66

Net cash provided from operating activities	82	64	120	338
INVESTING
Capital expenditures	(19)	(36)	(75)	(187)
Short-term investments, net	—	5	47	(47)
Loans to non-consolidated affiliate, net of repayments	—	—	(8)	(9)
Net proceeds from Climate transaction	—	—	356	2,664
Proceeds from asset sales and business divestitures	2	—	17	92
Acquisition of business, net of cash acquired	—	(4)	(15)	(4)
Payments on divestiture of businesses	(10)	(138)	(10)	(157)
Other	(10)	—	(10)	6

Net cash (used by) provided from investing activities	(37)	(173)	302	2,358
FINANCING
Short-term debt, net	11	3	—	2
Principal payments on debt	—	—	(2)	(250)
Distribution payments	—	—	(1,736)	—
Repurchase of common stock	—	—	(500)	(500)
Dividends paid to non-controlling interests	(13)	(24)	(13)	(55)
Exercised warrants and stock options	—	16	—	40
Stock based compensation tax withholding payments	—	(10)	(11)	(10)
Other	—	—	—	(1)

Net cash used by financing activities	(2)	(15)	(2,262)	(774)
Effect of exchange rate changes on cash and equivalents	(17)	(7)	(11)	(20)

Net (decrease) increase in cash and equivalents	26	(131)	(1,851)	1,902
Cash and equivalents at beginning of period	852	2,860	2,729	827

Cash and equivalents at end of period	$878	$2,729	$878	$2,729

1

The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories. As such, cash and equivalents above include amounts reflected in current assets held for sale on the Consolidated Balance Sheets.

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, Dollars in Millions)

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to the Company adjusted to eliminate the impact of depreciation and amortization, restructuring expense, net interest expense, loss on debt extinguishment, equity in net loss (income) of non-consolidated affiliates, loss on divestiture, gain on non-consolidated affiliate transactions, other net expense, provision for (benefit from) income taxes, discontinued operations, net income attributable to non-controlling interests, non-cash stock-based compensation expense, and other non-operating gains and losses. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months Ended		Twelve Months Ended		Estimated
	December 31		December 31		Full Year
Total Visteon	2016	2015	2016	2015	2017
Electronics	$98	$83	$346	$294
Other	(2)	(4)	(9)	(12)

Adjusted EBITDA	96	79	337	282	$355 - $370

Depreciation and amortization	22	23	84	85	85
Restructuring expense	27	18	49	36	10
Interest expense, net	2	1	12	14	15
Loss on debt extinguishment	—	—	—	5	—
Equity in net loss (income) of non-consolidated affiliates	1	1	(2)	(7)	(5)
Loss on divestiture	—	105	—	105	—
Loss (gain) on non-consolidated affiliate transactions	1	—	—	(62)	—
Other expense, net	7	10	24	25	5
Provision for (benefit from) income taxes	3	(16)	30	27	60
Net loss (income) from discontinued operations, net of tax	25	(92)	40	(2,286)	—
Net income attributable to non-controlling interests	4	3	16	44	20
Non-cash, stock-based compensation expense	2	1	8	8	10
Other	—	4	1	4	—

Net income attributable to Visteon	$2	$21	$75	$2,284	$155 - $170

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Electronics and corporate	2016	2015	2016	2015
Adjusted EBITDA	$98	$83	$346	$294
Depreciation and amortization	22	22	84	83
Restructuring expense	26	18	37	36
Interest expense, net	2	1	12	14
Loss on debt extinguishment	—	—	—	5
Equity in net loss (income) of non-consolidated affiliates	1	1	(2)	5
Loss (gain) on non-consolidated affiliates	1	—	—	—
Other expense, net	7	6	10	35
Provision for income taxes	14	2	41	45
Net income attributable to non-controlling interests	3	3	16	20
Non-cash, stock-based compensation expense	2	5	9	15
Other	—	—	—	(3)

Net income	$20	$25	$139	$39
Loss (income) from discontinued operations, net of tax	25	(92)	40	(2,286)
All other loss (income), net of tax	(7)	96	24	41

Net income attributable to Visteon	$2	$21	$75	$2,284

Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) because the Company’s credit agreements use similar measures for compliance with certain covenants.

Free Cash Flow and Adjusted Free Cash Flow: Free cash flow and Adjusted free cash flow are presented as supplemental measures of the Company’s liquidity that management believes are useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines Free cash flow as cash flow provided from operating activities less capital expenditures. The Company defines Adjusted free cash flow as cash flow provided from operating activities less capital expenditures, as further adjusted for restructuring and transformation-related payments. Free cash flow and Adjusted free cash flow include amounts associated with discontinued operations. Because not all companies use identical calculations, this presentation of Free cash flow and Adjusted free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Total Visteon	2016	2015	2016	2015
Cash provided from operating activities - Electronics and corporate	$86	$89	$198	$251
Cash (used by) provided from operating activities - discontinued operations and other	(4)	(25)	(78)	87

Cash provided from operating activities total Visteon	$82	$64	$120	$338
Capital expenditures	(19)	(36)	(75)	(187)

Free cash flow	$63	$28	$45	$151
Restructuring/transformation-related payments	19	34	113	160

Adjusted free cash flow	$82	$62	$158	$311

	Three Months Ended		Twelve Months Ended
	December 31		December 31		Estimated
Electronics and corporate	2016	2015	2016	2015	Full Year 2017 *
Cash provided from operating activities	$86	$89	$198	$251	$175 - $190
Capital expenditures	(20)	(39)	(74)	(102)	80

Free cash flow	$66	$50	$124	$149	$95 - $110
Restructuring/transformation-related payments	13	16	43	63	70

Adjusted free cash flow	$79	$66	$167	$212	$165 - $180

*	Guidance excludes the other product group and discontinued operations.

Free cash flow and Adjusted free cash flow are not recognized terms under U.S. GAAP and do not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow and Adjusted free cash flow have limitations as analytical tools as they do not reflect cash used to service debt and do not reflect funds available for investment or other discretionary uses. In addition, the Company uses Free cash flow and Adjusted free cash flow (i) as factors in incentive compensation decisions and (ii) for planning and forecasting future periods.

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted net income and Adjusted earnings per share are presented as supplemental measures that management believes are useful to investors in analyzing the Company’s profitability, providing comparability between periods by excluding certain items that may not be indicative of recurring business operating results. The Company believes management and investors benefit from referring to these supplemental measures in assessing company performance and when planning, forecasting and analyzing future periods. The Company defines Adjusted net income as net income attributable to Visteon adjusted to eliminate the impact of restructuring expense, loss on debt extinguishment, loss on divestiture, gain on non-consolidated affiliate transactions, other net expenses, other non-operating gains and losses, discontinued operations and related tax effects. The Company defines Adjusted earnings per share as Adjusted net income divided by diluted shares. Because not all companies use identical calculations, this presentation of Adjusted net income and Adjusted earnings per share may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2016	2015	2016	2015
Diluted earnings per share:
Net income attributable to Visteon	$2	$21	$75	$2,284
Average shares outstanding, diluted (in millions)	33.5	40.6	35.4	43.4

Diluted earnings per share	$0.06	$0.52	$2.12	$52.63

Adjusted earnings per share:
Net income attributable to Visteon	$2	$21	$75	$2,284
Restructuring expense	27	18	49	36
Loss on debt extinguishment	—	—	—	5
Loss on divestiture	—	105	—	105
(Loss) gain on non-consolidated affiliate transactions	(1)	—	—	62
Other expense, net	7	10	24	25
Other	—	(14)	1	15
Tax effect of adjustments	(1)	—	(1)	—
(Loss) income from discontinued operations, net of tax	(25)	92	(40)	2,286

Adjusted net income	$61	$48	$188	$122
Average shares outstanding, diluted (in millions)	33.5	40.6	35.4	43.4

Adjusted earnings per share	$1.82	$1.18	$5.31	$2.81

Adjusted net income and Adjusted earnings per share are not recognized terms under U.S. GAAP and do not purport to be a substitute for profitability. Adjusted net income and Adjusted earnings per share have limitations as analytical tools as they do not consider certain restructuring and transaction-related payments and/or expenses. In addition, the Company uses Adjusted net income and Adjusted earnings per share for internal planning and forecasting purposes.